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                                                                    EXHIBIT 5.1

                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
               Telephone: (650) 496-9300 Facsimile: (650) 493-6811

                                 October 2, 2001

PC-Tel, Inc.
1331 California Circle
Milpitas, California 95035

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 3, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 750,000 shares of your Common Stock (the "Shares") issuable under the PC-Tel, Inc. 2001 Nonstatutory Stock Option Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,


                                           /s/ WILSON SONSINI GOODRICH & ROSATI

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation